Exhibit 99.1

BWAY Corporation Announces Pricing of Senior Subordinated

Notes Offering

Atlanta, GA, April 2, 2009 – BWAY Corporation (the “Company”), the principal operating subsidiary of BWAY Holding Company (NYSE: BWY), today announced the pricing of the private placement offering of a new issuance of senior subordinated notes due 2014. The offering consists of approximately $228.5 million aggregate principal amount of 10% senior subordinated notes due in 2014. The notes were priced at a discount to par and the Company intends to use the net proceeds from the offering and cash on hand to redeem $200.0 million principal amount of its outstanding 10% senior subordinated notes due October 15, 2010.

The notes will be unsecured and subordinated to all of the Company’s existing and future senior debt, including its existing credit facilities. Each of the Company’s wholly-owned U.S. subsidiaries will guarantee the notes with a guarantee that will be unsecured and subordinated to all existing and future senior debt of each such subsidiary. If any subsidiary of the Company that is not a guarantor guarantees certain indebtedness of the Company in the future, such subsidiary will guarantee the notes.

The notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Descriptions of these potential factors can be found in the Company’s SEC filings, which can be accessed by the Company’s Web site, www.bwaycorp.com.

BWAY Corporation, together with its subsidiaries, is a leading North American manufacturer of general line rigid metal and plastic containers.

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